                                                                   EXHIBIT 2.1

                       RESTATED STOCK PURCHASE AGREEMENT

     THIS RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into by and between LITHIA MOTORS, INC., an Oregon corporation ("Lithia"), PHIL S. CAMP, JERRY W. CAMP, JR., JULIE A. CAMP MCKAY, CHRIS E. CAMP, TRAVIS W. CAMP and CARTER B. CAMP (the "Shareholders"), and CAMP AUTOMOTIVE, INC., a Delaware corporation (the "Company"), dated as of August 1, 1998.

                                    RECITALS

     A. The Shareholders are the owners of all of the issued and outstanding shares of capital stock of the Company.

     B. The Company is engaged in the business of selling and servicing Chevrolet, BMW, Subaru and Volvo motor vehicles and related parts and accessories from premises located at 101 E. Montgomery, Spokane, Washington (the "Business Real Property").

     C. Lithia desires to acquire 100% of the issued and outstanding capital stock of the Company, and the Shareholders desire to sell their stock to Lithia, for the consideration and upon the terms and conditions set forth in this Agreement.

     D. The parties entered into a Stock Purchase Agreement dated June 25, 1998 and an undated Addendum to Stock Purchase Agreement, which commitments are incorporated into and superseded by this Agreement.

     NOW, THEREFORE, IN CONSIDERATION OF the premises, the parties wish to restate their agreement and agree as follows:

1.   DEFINITIONS

     In this Agreement, the following words shall have the indicated meanings:

     1.1 "CLOSING" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "CLOSING DATE" shall refer to the actual date of Closing, which shall be no later than October 31, 1998.

     1.2 "SHARES" shall mean the aggregate of all shares of capital stock of the Company, regardless of class or series.

     1.3 "AUDITED ACQUISITION BALANCE SHEET" shall mean the acquisition balance sheet prepared by Moss Adams LLP pursuant to Section 3.2.

     1.4 "NEW VEHICLES" shall mean vehicles from the 1998 or 1999 model year, unregistered, not reported as sold to the factory, driven less than 200 miles, and meeting Washington state requirements to be sold as a new vehicle.

     1.5 "ROLLBACK VEHICLE" shall mean an unregistered vehicle from the 1998 or 1999 model year which has been sold to a customer by the Company but returned because of the customer's inability to obtain financing for the purchase.

     1.6 "DEMONSTRATOR VEHICLE" shall mean an unregistered vehicle from the 1998 or 1999 model year which has been used and operated by the Company on dealer plates for sales demonstration purposes.

     1.7 "USED VEHICLE" shall mean any vehicle which is not a "New Vehicle," a "Demonstrator Vehicle" or a "Rollback Vehicle."

     1.8 "LEASED VEHICLE(S)" shall mean any vehicle(s) owned by the Company and leased to a third party prior to August 1, 1998.

     1.9 "LEASED CONTRACT RECEIVABLE(S)" shall mean an account receivable(s) related to a Leased Vehicle.

     1.10 "PURCHASE PRICE" shall refer to the total price to be paid by Lithia to the Shareholders for the Shares as determined by Section 4.

     1.11 "REAL PROPERTY ENCUMBRANCES" shall mean the debt secured by the Business Real Property.

     1.12 "IN-HOUSE CONTRACTS" shall mean those "in-house" installment sales contracts which are to be transferred to shareholders prior to closing and excluded from the assets being purchased and the computation of the purchase price.

     1.13 "IN-HOUSE CONTRACT LIABILITIES" shall mean all Company Liability to Washington Trust Bank, the repayment of which is secured by the In-House Contracts.

     1.14 "RECOURSE CONTRACTS" shall mean those installment sales contracts which have been transferred to various third party lenders, subject to the limited recourse guaranty of the Company.

     1.15 "RECOURSE CONTRACT LIABILITIES" shall mean the limited guaranty of the Company with respect to the Recourse Contracts.

     1.16 "VOLVO LOANER VEHICLES" shall mean those 1998 or 1999 Volvo vehicles loaned to the Company's Volvo service customers as defined in, and pursuant to, the Company's franchise agreement with Volvo Cars of North America, Inc.

     1.17 "ASSUMED LIABILITY" shall mean any Liabilities of the Company, including but not limited to any real property lease, the payment or performance of which has been guarantied by the Shareholders, or any of them, or for which the Shareholders, or any of them, are otherwise liable, which is not paid on the Final Closing Date or assumed by Shareholders pursuant to this Agreement.

2.   SALE AND PURCHASE OF SHARES

     2.1 SHARES AND SHAREHOLDERS. Exhibit 2.1 sets forth the name, as it appears in the Company's corporate records, of each record owner of shares of the Company's capital stock, the number and class or series of the shares of capital stock held by each Shareholder, and the percentage of the Purchase Price (in cash and notes) each Shareholder is to receive.

     2.2 SALE OF SHARES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Shareholders shall sell, transfer, convey, assign, and deliver to Lithia and Lithia shall purchase, acquire and accept from the Shareholders, all of the right, title and interest in and to the Shares, free and clear of all encumbrances, claims, liens or restrictions on transfer, except such restrictions as may be imposed by state or federal law upon the sale or other transfer of unregistered securities. The obligation of Lithia to purchase the Shares is subject to the Shareholders selling to Lithia, in the aggregate, all of the Shares.

3.   PHYSICAL INVENTORY AND AUDIT

     3.1 PHYSICAL INVENTORY. On or prior to the Audit Date, Lithia or Lithia's representatives shall conduct physical inventories of all parts, accessories, vehicles, equipment and supplies owned by the Company. The Company shall have the right to have an agent present during each physical inventory. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." If a third party is used to conduct the inventory, then such third party shall be jointly selected by Lithia and the Company, and the costs will be shared equally between Lithia and the Company.

     3.2 AUDIT. Using the books and records of the Company, Moss Adams LLP will prepare, an Audited Acquisition Balance Sheet (the "Balance Sheet"). The Balance Sheet will be prepared as of the close of business on July 31, 1998 (the "Audit Date"), using generally accepted accounting principles except and with the understanding that: (i) all vehicles and parts inventories will be valued as set forth in Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4 below but without a deduction for any tax effect of the adjustment from the Company's current utilization of the last-in first-out ("LIFO") method; (ii) the Business Real Property and the Real Property Encumbrances will be excluded; (iii) the In-House Contracts and the In-House Contract Liabilities will be excluded; (iv) the Balance Sheet will value Machinery and Shop Equipment, Parts and Accessories Equipment, and Furniture and Fixtures at fifty percent of original cost and Company Vehicles and Leasehold Improvements shall remain at their depreciated net book value; (v) the Balance Sheet will reflect previously taxed income of the Company, as of July 31, 1998, which has not been distributed to Shareholders, as an account payable of the Company; (vi) the Balance Sheet will value the Company shares of Sterling Savings Association at their fair market value, at July 31, 1998; (vii) the Balance Sheet shall exclude any value attributable to intangible assets (viii) reserves for account receivables and Lease Contracts

Receivables will be established as set forth in Section 3.2.5 and 3.2.6 below; and (ix) any deduction required by Section 14 will be reserved for.

     Lithia shall provide BDO Seidman a preliminary copy of the Balance Sheet. If BDO Seidman should disagree with the findings of Moss Adams regarding the valuation of assets and the parties cannot resolve that disagreement, then a mutually agreed upon, independent accounting firm shall be retained to value those assets in question. The parties agree that the independent valuation shall be final and binding on the parties and that the cost will be shared equally between Lithia and the Shareholders. Except for the expenses of BDO Seidman, which shall be borne by the Shareholders, the cost of the audit shall be the sole responsibility of Lithia.

          3.2.1 NEW VEHICLES. The value of the new, rollback, Volvo Loaner Vehicles, and demonstrator vehicles shall be equal to the factory invoice price less the factory hold-backs, rebates, incentives and allowances, the net cost of any accessory, equipment or parts missing, and the net cost to repair any damage. The value will be increased for the actual net cost of parts and accessories reasonably installed but will not include vehicle preparation or other dealer charges. All rollback and demonstrator vehicles will be further reduced by $750.00 each plus 30 cents for any miles in excess of 200 (for rollbacks) or 500 (for demonstrators). All Volvo Loaner Vehicles shall be valued as set forth above, less $2,400, with no deduction for mileage.

          3.2.2 USED VEHICLES. The Company and Lithia generally agree, subject to specific agreement with respect to individual vehicles, to value the Company's used vehicle inventory as the net inventory value of such vehicle inventory as of July 31, 1998. If the parties fail to agree on the value of any used vehicles unsold as of the Closing, the value shall be determined as set forth in Section 16.5, or if sold prior to Closing for less than net inventory value, then such lower sales price.

          3.2.3 LEASED VEHICLES/ LEASE CONTRACTS RECEIVABLES. The Company currently accounts for all of its vehicles under lease on an operating lease method. For purposes of the Balance Sheet, all vehicles subject to leases, whether or not any such lease would qualify under FASB 13 for treatment as a sales type lease, will be characterized and reflected as a sales type lease and Lease Contracts Receivables. To the extent that previously unrealized sale income is recognized, such income (net of a tax reserve at 34.00%) will be included in the stockholders' equity calculation. The schedule for the restatement of the Leased Vehicles will be prepared by BDO Seidman subject to confirmation and acceptance by Moss Adams LLP.

          3.2.4 NEW PARTS AND ACCESSORIES INVENTORY. The value of new parts and accessories shall be the net cost for that item as set forth in the then most recent price book, then reduced by rebates, incentives, allowances, stock order discounts, quantity discounts, and any other reductions that should be reasonably taken to determine the true net cost, less the sum of $250,000, with respect to General Motors parts, and $30,000, with respect to import vehicle parts, as a credit to compensate Lithia for any used, damaged or obsolete parts and accessories, including items not currently listed in price and parts books or not returnable to supplier. The inventory of new parts and accessories shall be jointly conducted by Lithia and the Company.

4.   PURCHASE PRICE

     The Purchase Price shall be the lesser of (i) $15,000,000 or (ii) the stockholders' equity reflected on the Balance Sheet, less distributions to shareholders which are not reflected as liabilities of the Company as of July 31, 1998, plus $775,000, adjusted as follows:

     4.1 ACCOUNTS RECEIVABLE. The Company has established an allowance for doubtful accounts in the amount of $95,452 as a reserve against any uncollected accounts receivable. The amount of this reserve as of the Audit Date shall be maintained without any further analysis of whether the reserve is deemed adequate. Any losses with respect to the accounts receivables shall be charged to the accounts receivable allowance reserve. Any account receivable not collected within 12 calendar months of the closing may be charged off as a bad debt; provided, however, any subsequent collection of a charged off account receivable shall be credited to the accounts receivable reserve. If after the earlier of 12 calendar months or final liquidation of all accounts receivables, the allowance reserve has a positive balance, the Shareholders shall be entitled to that balance as an additional Purchase Price. If the charge offs exceed the allowance reserve, then the Shareholders shall reimburse Lithia for any deficit. At the Shareholders option, the amount of any reimbursement may be deducted from the next payment due under Section 5.2 if any such amounts are then owing. At the request of Shareholders, Lithia shall assign to Shareholders, without recourse, any receivable which has been charged off.

     4.2 LEASE VEHICLES/LEASE CONTRACTS RECEIVABLES. The Company has established a reserve for potential losses of its lease vehicle portfolio in the amount of $400,000. For purposes of the Balance Sheet, an amount equal to fifty-five percent (55%) of the deferred interest income margin of the Company's Lease Contracts Receivable (net of a tax reserve of 34.00%) shall be added, after completion of the Acquisition Audit, to the reserve that otherwise existed at the Audit Date (herein the "Lease Contracts Receivables Reserve"). As used herein, deferred interest income margins shall mean the difference between the lessee interest rate on each Lease Contract Receivable and the weighted average interest rate on the Company's borrowings secured by such Lease Contract Receivables, as set forth in Schedule 4.2 attached. The revised amount of this reserve shall be maintained as a reserve with respect to the ultimate collection and recoverability of the Lease Contracts Receivables. The Lease Contracts Receivables Reserve shall be payable to Shareholders at the earlier of five (5) calendar years from the date hereof,
or final liquidation of the last Lease Contract Receivable.   Shareholders
guarantee to Lithia that the Company will incur no losses of any kind on the Lease Contracts Receivables or Recourse Liabilities. Any Lease Contract Receivable not collected within five (5) calendar years may be charged off as a bad debt; provided, however, that any subsequent recovery of a charged-off receivable shall be credited to the Lease Contract Receivable Reserve. Any losses and costs incurred during the liquidation of these Lease Contracts Receivables or Recourse Liabilities will be charged against the Lease Contracts Receivables Reserve account. Any recovery of amounts attributable to Lease Contracts Receivable charged off prior to the Audit Date, or charged off thereafter but subsequently recovered, will be credited to the Lease Contracts Receivables Reserve account. Shareholders will reimburse Lithia for any reserve deficiency resulting from liquidation of the Lease Contracts Receivables, including returned vehicles, and Lithia shall assign, without recourse, any such Lease Contract Receivable to Shareholders. Lithia will pay the Shareholders any amount remaining in the reserve account upon liquidation of the Lease Contracts Receivables, including returned vehicles. Because the Shareholders are guarantying Lithia against losses, the Shareholders will have the right to purchase any vehicle at its then net payoff within five (5) days of written notice should there be a dispute over the appraised value by the Company. Provided, however, nothing herein shall require shareholders to reimburse or otherwise compensate Lithia for losses caused by Lithia's failure to service any Lease Contract Receivable according to commercially reasonable standards in the automobile and light truck lease finance industry.

     4.3 FURTHER ADJUSTMENTS TO THE PURCHASE PRICE. The Purchase Price shall be adjusted, as follows:

           4.3.1 Shareholder Adjustments to the Purchase Price. As additional consideration for the shares, Lithia shall pay Shareholders an amount equal to $50,000.00 per calendar month beginning August 1, 1998, less any payments after the Audit Date made by the Company with respect to the Real Estate Encumbrances plus 6.00% of the Purchase Price, as determined herein, divided by 365 and multiplied by the number of days between and including August 1, 1998 and continuing until and including the Closing Date, or until the date of termination of the Agreement. The accrued consideration shall be due and payable at the earlier of the Closing Date or the date of termination of this Agreement, and shall be non-refundable in the event the Agreement is terminated for any reason, other than breach of the Agreement by the Shareholders. In addition, if the Shareholders are entitled to be reimbursed for LIFO Tax Payments, as provided in Section 7.14, then such reimbursements shall be an addition to the purchase price.

           4.3.2 Lithia Adjustments to the Purchase Price. The Company and the Shareholders shall operate the business of the Company as they have in the past, in all material respects, and in compliance with Sections 7.15 and 9.2 of this Agreement. For providing management oversight and assistance to the Company, Lithia shall be entitled to all net profits of the Company after July 31, 1998 and through the Closing Date, and shall be responsible for all net operating losses of the Company for such period, all as determined by the Company and its accountants using the same methods of accounting as have been historically utilized by the Company, which amount shall be a credit against or debit toward Lithia's obligation to pay the Purchase Price at the Closing Date. Provided, however, notwithstanding the foregoing, in determining net profits or net losses: (i) the Company will show a rent expense of $50,000 per calendar month attributable to the Camp Family real estate, as though the Lease Agreement were in effect as of August 1, 1998; (ii) no income or expense will be attributable to the In-House Contracts or In-House Contract Liabilities; (iii) no building or improvement depreciation, or finance costs, will be includable with respect to the Business Property or Business Property Encumbrances; (iv) distributions to the Shareholders shall be excluded, including distributions of previously taxed income, the In-House Contracts, and the Business Real Estate.

5.   PAYMENT OF PURCHASE PRICE.

     The Purchase Price shall be paid to the Shareholders as set forth in
Exhibit 2.1, as follows:

     5.1 CASH AT CLOSING. $8,000,000 (unless adjusted as permitted by paragraph 5.2 herein) by wire transfer or cashier's check delivered at Closing.

     5.2 PROMISSORY NOTE. At Closing, Lithia shall deliver to Shareholders, at the sole discretion of Lithia, either (i) promissory note or notes, bearing interest at the fixed rate of 7.00% per annum, having an amortization term of ten calendar years, and a maturity of six calendar years (provided, however, that if the Note is not then in default, and has not previously been in default, Lithia shall have the right to extend the maturity date of the Note for an additional four (4) calendar years, with the repayment of principal to be fully amortized during such four (4) year extended term). The Note shall be substantially in the form of Exhibit 5.2(a), or in lieu of the Note, (ii) cash, which will total an amount equal to the Purchase Price, after taking into account all adjustments provided for in Section 4; provided, however, if Lithia elects to deliver the Note, it may reduce the cash payment by the amount, if any, which will result in the Note having a minimum principal balance of $2,000,000.

6.   CLOSING

     6.1 DATE, TIME, AND PLACE OF CLOSING. Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., W. 422 Riverside Avenue, Suite 1100 Spokane, Washington, or at such other place as may be mutually agreed upon by Lithia, the Shareholders and the Company, on the Targeted Closing Date or on the last business day of the month which all conditions to the obligations of the parties (other than those requiring the taking of action at the Closing) have been satisfied or waived, but no later than October 31, 1998. Any other provision of this Agreement to the contrary notwithstanding, if the Company, the Shareholder and Lithia have not obtained the consents required by this Agreement prior to the Closing Date, either the Company, the Shareholders or Lithia shall have the right to terminate this Agreement by giving written notice to the other parties.

     6.2 DOCUMENTS TO BE DELIVERED AT CLOSING BY THE SHAREHOLDERS. Conveyance, transfer, assignment and delivery of the Shares will be by execution and delivery of stock powers and stock certificates in such form as Lithia may request. At Closing, the Shareholders will deliver or cause the Company to deliver to Lithia the following instruments and other documents, in each case, in such form as Lithia may reasonably request:

          6.2.1 The lease relating to the Business Real Property, substantially as set forth in Exhibit 6.2 attached hereto, including the consent of any unrelated third party Lessor to the transfer of the Company's Stock to Lithia, as contemplated herein, if such consent in required pursuant to the terms of such third party lease;

          6.2.2 Consents from all parties from whom consent is required to be obtained (including all manufacturers) in order for the Company or the Shareholders to enter into the transactions contemplated by this Agreement and Lithia to acquire ownership of the Company;

          6.2.3 Evidence that the Company has been released from any indebtedness with respect to the Business Real Property and the In-House Contract Liabilities;

                    6.2.4 Delivery to Lithia of a Phase I report of an environmental engineer, showing that the Business Real Property, which report shall be reasonably satisfactory to Lithia in all respects.

                    6.2.5    Copies of any note or guaranty referenced in
          Section 7.13.

          6.2.6 Such other documents and instruments as Lithia may reasonably require to effectuate or evidence the transfer of all of the Shares.

     6.3   DOCUMENTS TO BE DELIVERED AT CLOSING BY LITHIA.  At Closing,
Lithia will execute and deliver to the Shareholders the following instruments:

           6.3.1 A cashier's check or wire transfer deposit confirmation in the amounts as provided by Section 5.1, together with delivery of the promissory note or notes required under Section 5.2; and

           6.3.2 If not earlier transferred, a bargain and sale deed to the Shareholders for the Business Real Property, subject to the Real Property Encumbrances, and the assignment of the In-House Contracts; and

           6.3.3 Employment contracts for Phil S. Camp and Thomas Leyda, the terms of which shall be agreed to by the parties thereto within ten (10) calendar days of the date hereof , duly signed by such employees.

     6.4 TRANSFER TAXES. The Company will pay any B & O, transfer and excise taxes incurred by any party in connection with the transactions contemplated by this Agreement, including the transfer of the Business Real Property and In-House Contracts, which amounts shall be deducted from the Purchase Price or accrued as liabilities of the Company as of July 31, 1998.

7.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH OF THE SHAREHOLDERS

     The Company and each of the Shareholders jointly and severally represent and warrant to Lithia as follows:

     7.1 AUTHORIZATION. The Company has the authority to execute and deliver this Agreement and to perform the Company's obligations hereunder. This Agreement is a valid and legally binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors, rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholders will have at Closing (i) good, absolute, and marketable title to the Shares, free and clear of any liens, claims, encumbrances, or restrictions of any kind, except for restrictions imposed by state or federal law on the transfer or sale of unregistered securities, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

     7.2 INCORPORATION AND GOOD STANDING. The Company is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. The Company has delivered to Lithia as
Exhibit 7.2 complete and accurate copies of the Company's articles of incorporation and bylaws, including all amendments thereto. The Company is qualified to do business and is in good standing in each state in which it transacts business. The Company does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity.

     7.3 CAPITALIZATION. The authorized capital stock of the Company consists of 5000 shares of Class A Voting Common Stock, par value $1.00 per share, 1,899 shares of which are outstanding and 50,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share, 29,169 shares of which are outstanding (collectively, the "Shares"). The Shares constitute all of the issued and outstanding shares of capital stock of the Company, have been validly authorized and issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. or of any federal or state securities law. On the date hereof, the Shares are owned beneficially and of record by the Shareholders as set forth on Exhibit 2.1. There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company or the Shareholders to issue any additional shares of its capital stock of any class or any other securities of any kind. There are no agreements that relate to the voting or control of the Shares.

     7.4 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, the articles of incorporation or bylaws of the Company, any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which either the Shareholders or the Company are parties or by which any of them is bound, or violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any property or asset of the Company or on the Shares.

     7.5 CONSENTS. Except as may otherwise be set forth in the Agreement, no consent from, or other approval of, any governmental entity or agency or any other person or entity is necessary in connection with the execution, delivery or performance of this Agreement by the Company, other than consent from (i) General Motors Corporation--Chevrolet Division, (ii) BMW of North America, Inc., (iii) Subaru of America, Inc., and (iv) Volvo Cars of North America, Inc, all of which the Shareholders and the Company shall use commercially reasonable efforts to obtain.

     7.6 REAL PROPERTY. Set forth in Exhibit 7.6 is a complete and accurate legal description of the Business Real Property. The zoning of the Business Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of the Company's knowledge, and to the best of the actual knowledge of Shareholders, there are no pending or proposed changes to such zoning.

     7.7 TANGIBLE PERSONAL PROPERTY. Exhibit 7.7 sets forth a complete and accurate description of all equipment, furniture, fixtures, and other tangible personal property (except parts and supplies) owned by, in possession of, or used by the Company in connection with its business and a complete and accurate description of all tangible personal property in which the Company has a leasehold interest, together with a complete and accurate description of each lease under which the Company holds such leasehold interests. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party.

     7.8 PARTS INVENTORIES. The parts and assessories inventories of the Company consist of goods of a quality and in quantities that are salable in the ordinary course of its business with normal mark-up at prevailing market prices, less the adjustments provided for in Section 3.2.4. Except as provided in the allocation for damaged or obsolete parts and assessories provided in Section 3.2.4, all parts and accessories in the inventory of the Company, for which the Company has return agreements, are returnable, according the return rules set by the manufacturer, are undamaged parts and were listed for sale in the then-current dealer parts and accessories price schedule for the represented manufacturers.

     7.9 LICENSES AND PERMITS. Exhibit 7.9 sets forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by the Company (hereinafter collectively referred to as the "Licenses and Permits"). The Licenses and Permits are adequate for the operation of the Company's business; are valid and in full force and effect, and no basis exists for a grantor of any such Licenses or Permits to terminate the same. No additional permit, license, franchise, certificate, or similar item or right is required by the Company for the operation of its business. Neither the Company or Shareholders make any representation or warranty as to the assignability of any license or permit to Lithia.

     7.10 INTELLECTUAL PROPERTY. Exhibit 7.10 sets forth a complete and accurate description of all proprietary intellectual property presently in-use by the Company, which intellectual property includes (without limitation) patents, trademarks, trade names, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by the Company. To the best of the Company's and each of the Shareholders' knowledge, the Company owns and has the exclusive right to use its intellectual property free and clear of any claims and without any conflict with the rights of others. No royalties or fees are payable by the Company to any third party by reason of the use of any intellectual property by the Company. No additional intellectual property is required by the Company for the operation of its business. The Shareholders each agree that they will not, either for their own benefit or through any corporation, partnership, or other business entity in which they have an interest, utilize the "Camp" name in association with the sale, lease or service of automobiles or light trucks for a period of 10 years within 100 miles of Spokane, Washington; provided, however, nothing herein shall prohibit any shareholder, other than Phil S. Camp (whose rights, with respect to noncompetition, shall be set forth in his employment agreement with Lithia, of even date), from working, as an employee, of any automobile or light truck dealership; provided, further, nothing herein shall prevent the Shareholders from operating an automobile leasing or finance company under the trade or corporate name of "Camp Finance, L.L.C..", with respect to leases or conditional sales contracts purchased from Lithia.

     7.11 TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, absolute, and marketable title to (or, in the case of leased property, valid and subsisting leasehold interests in) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Schedules 7.7, 7.8, 7.9, and 7.10 except for properties and assets sold, consumed, or otherwise disposed of by the Corporation in the ordinary course of its business, and will have good, absolute and marketable title to all assets included in the Balance Sheet. Except as otherwise disclosed in its Financial Statements, the assets of the Company are subject to no liens, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on Exhibit 7.11 and (ii) liens for current taxes not yet due and payable.

     7.12 FINANCIAL STATEMENTS. The Company has delivered to Lithia copies of a balance sheet for the Company dated December 31, 1997, and the related statement of income for the period ending December 31, 1997 (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements fairly present the financial condition of the Company at the dates mentioned and the results of its operations for the periods specified, were prepared in accordance with generally accepted accounting principles, except as noted on Exhibit 7.12, and reflect adequate reserves for all reasonably anticipated losses, claims, and costs. The Financial Statements disclose all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent but known, or otherwise, and whether due or to become due) of the Company as of the date thereof and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

     7.13 INDEBTEDNESS FOR BORROWED MONEY; GUARANTIES. The Company has delivered to Lithia complete and accurate copies of all instruments evidencing or relating to the Company's indebtedness for borrowed money. The Company is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money. Exhibit 7.13 sets forth a complete and accurate description of all guaranties by the Company of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts or leases.
 At or prior to Closing, Company shall have reduced its notes to shareholders and other insiders (the "Insider Note") to no more than $1,100,000, including the Company's notes to Phil S. Camp and Georgia R. Camp, with interest thereon to accrue at the rate of 7.0% per annum, compounded and payable monthly, with the final payment to be due within thirteen (13) months after the Closing Date.

     7.14 TAX MATTERS. The Company has duly filed all federal, state, and local tax returns required to be filed by it. All federal, state, local, and foreign income, ad valorem, excise, b&o, sales, use, payroll, unemployment, and other taxes and assessments that are due and payable by the Company, or by the Shareholders on behalf of the Company have been properly computed, duly reported, fully paid, and discharged. The Company has been in full compliance with the IRS LIFO Regulations and has committed no conformity violations which would disqualify the Company from continuing to utilize the LIFO method for federal tax purposes. (It is understood by the parties that Lithia intends to terminate use of the LIFO method during tax year 1999. If it is subsequently determined by the Internal Revenue Service that the Company, prior to Closing, improperly utilized the LIFO method, the payment of any resulting tax shall be the obligation of Shareholders; provided, however, that Lithia shall reimburse shareholders for any such tax paid over four calendar years, beginning June 1 of the year following payment of the tax by Shareholders and continuing on the same day of each year thereafter; provided, further, notwithstanding any thing to the contrary herein, Lithia shall not be obligated to reimburse Shareholders for any tax penalties or interest). The only unpaid taxes that require payment by the Company or on behalf of the Company, are current taxes not yet due and payable. All current taxes not yet due and payable by the Company have been properly accrued and are accurately reflected in the Company's balance sheet in the Financial Statements and will be properly accrued and accurately reflected on the Audited Acquisition Balance Sheet. The Company has not been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it, nor has it executed any waiver of the statute of limitations on the assessment or collection of any tax. The Shareholders agree to indemnify and hold harmless Lithia with respect to any income or other tax liabilities, penalties and interest which arise from the operation of the Company prior to Closing, or arise as a result of the transfer of the Business Real Estate or In-House Contracts by the Company to the Shareholders.

     7.15 TRANSACTIONS SINCE BALANCE SHEET DATE. Since December 31, 1997, or as disclosed in the Acquisition Balance Sheet or as anticipated by this Agreement, (i) the Company has not incurred any debts, liabilities, or obligations except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business; (ii) there has not been any change in the financial condition, net income, assets, liabilities, operations, or business of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material; (iii) except for the distribution to Shareholders of previously taxed income, and for tax distributions necessary to pay the federal income tax obligations attributable to the Shareholders as of July 31, 1998, there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any repurchase or acquisition of, the capital stock of the Company; (iv) the Company has not issued any securities or options to purchase any securities of any nature whatsoever; (v) the Company has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable; (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, properties or business of the Company; (vii) the Company has not made any capital expenditure or commitment in excess of $50,000.00 for additions to property, plant, or equipment; (viii) the Company has not made any loan or advance to any person or entity; guaranteed any obligation or liability of any person or entity, except to Dollar Rent-a-Car and guaranties of any installment sales contracts or leases in the ordinary course of business, other than as will be set forth on Exhibit 7.15, or given any indemnification to any person or entity; (ix) the Company has not made any sale, assignment or transfer of, additions to or transactions involving any of its tangible assets other than in the ordinary course of business; (x) the Company has not made any change in its method of accounting or accounting practices, including (without limitation) any change in depreciation or amortization policies or rates; (xi) the Company has not granted any waiver or release of any claim or right, or canceled any debt or claim held by it;
(xii) the Company has not amended or terminated any material contract, agreement, or license to which it is a party; or (xiii) the Company has not agreed, in writing or otherwise, to do or permit any of the foregoing.

     7.16 LITIGATION. Exhibit 7.16 sets forth a complete and accurate description of all legal actions, suits, arbitrations, condemnation actions, or other proceedings pending or threatened against the Shareholders with respect to their shares or the Company, or any of its properties, assets, or business, and all orders, decrees, writs or injunctions of any court or governmental body applicable to the Company. The Company is not aware of any facts that might result in any other action, suit, arbitration, or proceeding.

     7.17 COMPLIANCE WITH LAWS. To the best of the Company's and each of the Shareholders' knowledge, there are no existing violations of federal, state, or local laws, ordinances, rules, codes, regulations, or orders by the Company which might materially affect the properties, assets, or business of the Company. To the best of the Company's and each of the Shareholders' knowledge, the Company is not subject to any restriction, judgment, order, writ, injunction, decree, or award, which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Company.

     7.18 CONTRACTS AND AGREEMENTS. Exhibit 7.18 sets forth a complete and accurate description of all material contracts and agreements to which the Company is a party or by which it or any of its property is bound. All such contracts and agreements are in full force and affect and neither the Company nor the other party are in breach of any of the provisions thereof. Except as set forth on Exhibit 7.18, the Company is not a party to any contract or agreement which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Company.

     7.19 EMPLOYEE BENEFIT PLANS. Exhibit 7.19 sets forth a complete and accurate description of all pension, profit sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, health, stock option, insurance and other employee benefit plans and arrangements binding upon the Company. The Company has complied with the provisions of and has performed the obligations required of it under such plans and arrangements, and the Company is not in default under any provision thereof in any manner. There have been no material defaults, breaches, or omissions by the Company or any fiduciary under any of these plans or arrangements. The Company has not incurred any liability of any nature whatsoever not reflected in the Financial Statements under any employee benefit plan or arrangement.

     7.20 INSURANCE. Exhibit 7.20 sets forth a complete and accurate description of all insurance, including (without limitation) worker's compensation, maintained by the Company and summarizes the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence" policies. The Company is carrying insurance that is reasonable in light of the risks attendant to the business and activities in which the Company is engaged. All of the insurance is in full force and effect, and the Company will keep such insurance in full force and effect until the Closing Date.

     7.21 PERSONNEL. Exhibit 7.21 sets forth a complete and accurate list of all current employees of the Company and all independent contractors regularly performing services on behalf of the Company and their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them. The Company does not have any employment agreements or contracts between the Company and any person or entity. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining dispute. The Company has not committed any unfair labor practice. There are no unions representing any employees of the Company. The Company has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has paid or has made provision for the payment of all compensation due any person or entity and has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

     7.22 ACCOUNTS RECEIVABLE. Exhibit 7.22 sets forth a complete and accurate list of all accounts receivable, notes receivable and vehicle leases of the Company and an aging analysis of such accounts. All receivables of the Company are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Company, and are not subject to claims or offset.

     7.23 BROKERS AND FINDERS. The Company has not employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees or commissions or finders, fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated by this Agreement. The Shareholders have retained a consultant, at the Shareholders' sole expense, to advise them regarding the sale of their stock.

     7.24 DELIVERY OF DOCUMENTS. Complete and accurate copies of all written instruments listed or described on the exhibits attached hereto have been or will be furnished to Lithia. The Company will make available to Lithia, to the extent requested by Lithia, all books, records, and facilities of the Company.

     7.25 POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES. The Company has provided to Lithia (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and (ii) the account numbers and names of all banks or other financial institutions in which the Company currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

     7.26 FULL DISCLOSURE. No representation or warranty by the Company or the Shareholders in this Agreement or in any of the exhibits attached hereto, or other statement in writing or certificate furnished or to be furnished to Lithia by or on behalf of the Company or the Shareholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will fail to state a material fact necessary to make the statements contained herein not misleading.

     7.27  ENVIRONMENTAL.

           7.27.1 Except as may be disclosed in any environmental site audit obtained or to be obtained by the Company and delivered to Lithia, there are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of the Company, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which will violate any laws currently in effect relating to pollution or protection of the environment

     (the "Environmental Laws") or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity applicable to the Company, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof. To the best of the Company's and each of the Shareholders' knowledge, the Business Real Property contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), as a result of which there would be a materially adverse effect on the Company.

           7.27.2 Exhibit 7.27 sets forth a complete and accurate description of each underground storage tank of any kind or nature located on the Business Real Property.

           7.27.3 The Company has delivered or will deliver to Lithia, prior to the Closing Date, copies of all existing environmental site audits on the Business Real Property and any other real property currently owned, leased, or otherwise utilized by the Company.

     7.28 CONTINUATION OF BUSINESS. Neither the Company nor the Shareholders know of any reason why the Company cannot continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that Lithia causes the business of the Company to change following the Closing. Neither the Company nor the Shareholders has any reason to believe that at any time in the foreseeable future the business of the Company shall be materially or adversely affected by any event, except to the extent that Lithia causes the business of the Company to change following the Closing.

     7.29 CONTRACTS IN TRANSIT. At the time of Closing, the Company will provide a complete and accurate description of all contracts in transit for the Company.

8.   REPRESENTATIONS AND WARRANTIES OF LITHIA

     Lithia represents and warrants to the Shareholders as follows:

     8.1 INCORPORATION. Lithia has been duly incorporated, is validly existing under the laws of the State of Oregon. At Closing Lithia will be qualified to do business and will be in good standing in the State of Washington.

     8.2 AUTHORIZATION. Lithia has the authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and legally binding obligation of Lithia, enforceable against Lithia in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     8.3 NO CONFLICTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of or default under any agreement or other instrument to which Lithia is a party or by which it is bound.

     8.4 BROKERS AND FINDERS. Lithia has not employed, directly or indirectly, a broker or finder to act on behalf of or negotiate for Lithia in connection with this Agreement or the transactions contemplated by the Agreement which could give rise to any claim against the Company or the Shareholders, and, should any such claim be made against the Company or Shareholders, Lithia shall indemnify and hold the Company and Shareholders harmless from and against any and all losses, damages, fees and costs, including a reasonable attorneys fee, directly or indirectly related to or caused by any such claim..

     8.5 FULL DISCLOSURE. The financial statements of Lithia as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are a complete and accurate reflection of the financial condition of Lithia as of the date and for the periods presented in those statements (the "Lithia Financial Statements"). The financial condition of Lithia, as of the Final Closing Date, shall not be different, in any material adverse respect, from that set forth in the Lithia Financial Statements. No representation or warranty of Lithia to the Shareholders in connection with the transactions or as contemplated by this Agreement contain or will contain any untrue statement of a material fact or omits or will fail to state a material fact necessary to make such statements contained herein not misleading.

     8.6 COLLECTION OF RECOURSE CONTRACTS. Concurrently with the execution of this Agreement, Lithia will cause the Company, after Closing, to execute a servicing agreement with Shareholders or, at the option of Shareholders, with Camp Finance, Inc., setting forth the terms and conditions under which Lithia will service and collect the In-House Contracts for the benefit of Shareholders and the compensation payable for such servicing. The Servicing Agreement shall be substantially in the form as attached hereto as Exhibit
8.6. Except as may be expressly set forth in the Servicing Agreement, neither Lithia nor the Company guarantees the collection of the Recourse Contracts nor shall either be liable to Shareholders for any loss or claim except for its or their failure to fully and properly account for the funds received.

     8.7 COMPANY TAX RETURNS AND FINANCIAL RECORDS. Lithia, through Moss Adams, and subject to the approval of BDO Seidman, which approval shall not be unreasonably withheld, will cause the Company to prepare a short year federal tax return through the Closing Date and file the same with the IRS on a timely basis and Lithia will make available to Shareholders, or their professional advisors, records of the Company prior to the Closing Date at reasonable times and purposes.

     8.8   CONSENTS.   Except as may otherwise be set forth herein, Lithia
will use commercially reasonable efforts to obtain the consent or approval of any governmental entity or agency or any other person or entity that is necessary in connection with its execution, delivery or performance of its obligations under this Agreement.

     8.9 INSIDER NOTES. Lithia will cause the Company to pay the accrued interest and principal of the Insider Notes, according to the terms thereof, with final payment to be made on or before thirteen (13) calendar months after the Closing Date.

     8.10 KNOWLEDGE OF LITHIA. Neither Lithia, or its agents, know or knows of any fact or alleged fact which, if true, would make any of the representations and warranties of the Company or the Shareholders contained in this Agreement, including but not limited to those representations and warranties set forth in Article 7 of this Agreement, untrue or misleading in any respect.

     8.11 UNREGISTERED SECURITIES. Lithia recognizes that the Stock to be purchased hereunder has not been registered and that, as such, certain restrictions on the sale or other transfer of unregistered securities will or may be imposed under state or federal law.

9.   COVENANTS

     The Shareholders and the Company agree that:

     9.1 NOTICES AND CONSENTS. The Company and the Shareholders shall use their best efforts to obtain any required approvals or consents to this Agreement and the transactions contemplated by this Agreement from all (i) lenders, (ii) lessors, (iii) manufacturers represented by the Company, and
(iv) will assist Lithia in obtaining the approval or consent of the Federal Trade Commission ("FTC") and the Justice Department under the Hart-Scott-Rodino Act ("HSR Act") and all regulations promulgated thereunder.

     9.2 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING DATE. The Company and the Shareholders shall cause the Company to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its assets, properties, insurance policies, business organization, and advantageous business relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow the Company to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business. Except for borrowings in the ordinary course of business, from the date of the execution of this Agreement to the date of Closing of the transaction contemplated hereby, neither the Shareholders nor the Company will commit to or make any obligation which binds the Company to an expense in excess of $50,000 without Lithia's prior consent. Lithia acknowledges and consents to a distributions for quarterly tax payments that may, in the aggregate, exceed $50,000.

     9.3 LITHIA'S EXAMINATION. The Company and the Shareholders shall cause the Company to permit representatives of Lithia to have full access to and to examine, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, the books, records, properties, and assets of the Company and the Business Real Property.

     9.4 AUDIT. In order to assist Lithia in complying with its disclosure obligations to the Securities and Exchange Commission, the Shareholders and the Company shall cause the Company to permit Lithia, at Lithia's expense, to conduct an audit under generally accepted auditing standards, of the books, records, and financial statements of the Corporation for 1996, 1997, and any additional years if required by applicable law, and shall cause Audited Financial Statements to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, charge-backs, inventory write downs, repossessions, contracts in transit, and any other appropriate reserves. The audits shall hereinafter be referred to individually as an "Audit" and collectively as the "Audits." As used in this Agreement, "Audited Financial Statements" shall mean an audited consolidated balance sheet dated December 31, 1997, for the Company. The Audit will be conducted by Lithia's accountants, Moss Adams, LLP. The Company and the Shareholders agree to cause the full cooperation of the officers, directors and employees of the Company in the Audit as requested by Lithia. The Company's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Audit completed on or before the Closing Date. Provided, however, it is expressly understood and agreed to by Lithia that neither the Audit or Audits shall in any manner effect the amount of the Purchase Price, nor shall they give Lithia any right of offset under the Lease Agreement or under Note or Notes representing the deferred payment of any part of the Purchase Price.

     9.5 NOTICE OF CHANGES. The Company shall give prompt written notice to Lithia of any material adverse change in the financial condition, net income, assets, liabilities, operations, or business of the Company.

     9.6 FURTHER ASSURANCES. The Shareholders and the Company shall from time to time, upon the request of Lithia, execute and deliver to Lithia such further instruments and take such other action as Lithia may reasonably request, in order to more effectively transfer, convey, assign, and deliver, or place Lithia in possession and control of the Shares, or to enable Lithia to exercise and enjoy all rights and benefits with respect thereto.

10.  CONDITIONS PRECEDENT TO OBLIGATION OF LITHIA

     The obligation of Lithia to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by Lithia:

     10.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY AND EACH OF THE SHAREHOLDERS. All representations and warranties of the Company and each of the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date, and the Company and the Shareholders shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by the Company and each of the Shareholders on or prior to the Closing Date. The

Company and each of the Shareholders must have delivered to Lithia a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     10.2 NO ADVERSE CHANGE. Lithia shall have determined, to its satisfaction, that as of the Closing Date, there has been no material adverse change in the financial condition, net income, assets, liabilities, operations, or business of the Company.

     10.3 TRANSFER OF SHARES. The certificates representing the Shares shall have been transferred and conveyed by the Shareholders to Lithia in a manner and by instruments acceptable to Lithia and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer, the Shareholders shall put Lithia in full possession and enjoyment of all properties and assets of the Company.

     10.4 EMPLOYMENT CONTRACTS. Phil S. Camp and Tom Leyda shall have executed and delivered their respective employment contract set forth in
Exhibit 6.3.3.

     10.5 THIRD PARTY APPROVALS. This Agreement and the transactions contemplated by this Agreement shall have received all required approvals and consents from all (i) the Company's lenders (if Lithia has previously notified the Company that it intends to assume or otherwise draw upon the credit of the Company with any such lender after the Closing Date), (ii) lessors, (iii) manufacturers represented by the Company, (iv) the FTC and the Justice Department under the HSR Act and the regulations promulgated hereunder, and (v) any other federal, state or local regulatory agencies.

     10.6 PHYSICAL INVENTORIES. Lithia shall have conducted the Physical Inventories.

     10.7 LITHIA'S REVIEW. Based on such examinations and inquiries as Lithia shall have made or shall have caused to be made, the financial condition, net income, assets, liabilities, operations, and business of the Company, and the condition of the Business Real Property, shall be satisfactory to Lithia, in Lithia's sole judgment and discretion, reasonably exercised.

     10.8 APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates, instruments and other documents delivered to Lithia in connection with this Agreement shall be satisfactory in all reasonable respects to Lithia and Lithia's counsel.

     10.9 RESIGNATION OF DIRECTORS AND OFFICERS. The Company shall have delivered to Lithia the signed resignation of all directors and officers of the Company.

     10.10 HART-SCOTT-RODINO WAITING PERIOD. The applicable waiting period under the HSR Act, and the regulations promulgated thereunder, shall have expired.

     10.11 ADDITIONAL INFORMATION. The Company and the Shareholders shall have furnished to Lithia and Lithia's counsel such additional information, certificates, and other documents as Lithia shall have reasonably requested.

     10.12 AUDIT. Moss Adams shall have advised they are prepared, promptly after the Audit Date, and prior to Closing, to deliver to Lithia, the Company and the Shareholders the Audited Acquisition Balance Sheet.

     10.13 LEASE AGREEMENT. Lithia shall have received the executed Lease Agreement set forth in Exhibit 6.2.1, including the consent of any unrelated third party lessor to the extent such consent may be required under the terms of any of the Company's real property leases.

     10.14 APPROVAL OF LITHIA AS THE DEALER. Lithia shall have been approved as the dealer by the manufacturers represented by the Company without restrictions or requirements deemed unacceptable by Lithia at its sole discretion.

     10.15 RELEASE OF INDEBTEDNESS. The Company shall have been released from the In-House Contract Liabilities, the Business Real Property Encumbrances, the guaranties executed by the Company, guarantying the indebtedness of Cougar Investments, Inc., in favor of Bank of America and Washington Trust Bank, any other guaranty for which the Company may be obligated, and the Dollar Rent-a-Car guaranty or, in lieu of such release, Dollar Rent-a-Car, and its shareholders, and the Shareholders shall provide Lithia with a hold harmless agreement, reasonably acceptable to it, and shall thereafter diligently pursue release of such guaranty as a post closing matter.

     10.16 ENVIRONMENTAL REPORT. Lithia shall have received from the Company a Phase I environmental report, showing that the Business Real Property complies with state and federal environmental regulations, rules and statutes.

     10.17 CONSENTS. Lithia shall have received the waiver or consent of its Lenders under its Credit Facility to its assumption of the Company's obligations with respect to the financing of the Lease Contract Receivable and the obligations of the Company with respect to the Recourse Contracts, and the Company's lender's shall have consented to such assumption by Lithia.

11.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS

     The obligation of the Shareholders and the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Company or the Shareholders:

     11.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LITHIA. All representations and warranties of Lithia contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Lithia shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Lithia on or prior to the Closing Date. Lithia must have delivered to the Company a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     11.2 DELIVERY OF PURCHASE PRICE. Lithia shall have delivered the Purchase Price provided for in Section 5.

     11.3 APPROVAL OF DOCUMENTATION. The form and substance of all certificates and other documents required to be delivered to the Company and the Shareholders in connection with this Agreement shall be satisfactory in all reasonable respects to the Company, the Shareholders and their respective counsel.

     11.4 ADDITIONAL INFORMATION. Lithia shall have furnished to the Company and the Company's counsel such additional information, certificates, and other documents as the Company shall have reasonably requested.

     11.5 LEASE AGREEMENT. Lithia shall have executed the Lease set forth in Exhibit 6.2.

     11.6 BOARD APPROVAL. The Board of Directors of Lithia shall have approved the consummation of the transactions contemplated by this Agreement.

     11.7 EMPLOYMENT CONTRACTS. Lithia shall have executed and delivered employment contracts with Phil S. Camp and Thomas Leyda in the form set forth in Exhibit 6.3.3.

     11.8  INSURANCE POLICIES.   Lithia shall have named Shareholder's as
additional insured under its general liability policy of insurance with respect to the Company, and any successor thereto.

12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made in this Agreement or in any certificate, exhibit, document, or instrument furnished in connection with this Agreement shall survive the Closing. Notwithstanding any investigation or examination conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement; provided, however, no party shall be entitled to rely upon any representation or warranty that such party actually knows, as of the Final Closing Date, to be untrue in any material respect. Under no circumstances, however, shall the representations and warranties contained in this Agreement be legally enforceable for more than six (6) years from the date of Closing.

13.  INDEMNIFICATION

     13.1 INDEMNITY BY SHAREHOLDERS. The Shareholders agree, jointly and severally, to indemnify, to defend and hold harmless the Company and Lithia and its respective successors and assigns (the "Lithia Indemnified Parties") from and against any Claims. The Shareholders agree that all valid Claims may be set off against the outstanding balance of any note in accordance with the terms of the promissory note set forth in Exhibit 5.2.

     Claims, as used in this Section 13.1, include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees and expenses of investigation, incurred by Lithia Indemnified Parties arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by the Company or the Shareholders in this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of the Company occurring or existing before Closing that are not reflected in the Balance Sheet, except as may be set forth on Schedule 13.1 attached hereto, if any, to the extent payment of the same is not paid by a policy of insurance held by the Lithia Indemnified Parties (iii) any condition, activity or event, caused in whole or in part, or engaged in, by the Company and that existed or occurred prior to the Audit Date, except to the extent the same is set forth on Schedule 13.1 attached hereto, if any, to the extent payment of the same is not paid by a policy of insurance held by the Lithia Indemnified Parties,
(iv) the infringement or claimed infringement by the Company on the rights or claimed rights of any person or entity under or in respect to any intellectual property, (v) any payment required of the Company after the Audit Date under the Recourse Contract Liabilities, and (vi) any tax audit of the Company by any federal, state, or local taxing authority for any time period prior to the Closing Date.

     13.2 Indemnity by Lithia. Lithia agrees to indemnify, defend and hold harmless the Shareholders, and their respective successors and assigned (the "Camp Indemnified Parties"), from and against any Claims. In the event the Camp Indemnified Parties have a valid Claim against Lithia, payment of such Claim shall constitute additional rent under the Lease Agreement (notwithstanding the fact that the Landlord under the Lease Agreement is an entity owned by Shareholders, and not Shareholders in their individual capacities).

     Claims, as used in this Section 13.2, include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees and expenses of investigation, incurred by the Camp Indemnified Parties arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by Lithia in this Agreement (unless the Camp Indemnified Parties knew or had reason to know of such breach prior to the Closing
Date), except to the extent payment of the same is not paid by a policy of insurance held by the Camp Indemnified Parties; (ii) any condition, activity or event, caused in whole or in part, or engaged in by Lithia, its employees, invitees or agents, on or after the Closing Date, except to the extent payment of the same is paid by a policy of insurance held by the Camp Indemnified Parties; (iii) any failure to pay, after the Closing Date, any Assumed Liability.

     13.3  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

           13.3.2. Promptly upon receipt by either a Lithia Indemnified Party or a Cam Indemnified Party (an "Indemnified Person") of notice of any Claim, against it, such Indemnified Person will, if a Claim is to be made against it or them, give notice to Lithia or Shareholders, respectively, (the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

           13.3.2 If any Claim referred to in Section 13.3.4 is brought against an Indemnified Person and the Indemnified Person gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly through counsel; PROVIDED, HOWEVER, that if the names parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under the applicable standards of professional conduct, the Indemnified Party may engage in separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of a claim; (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (a) there is no finding or admission of any violation of any legal requirements or any violation of the rights of any person, (b) the sole relief of provided is monetary damages that are paid in full by the Indemnifying Party and (i) the Indemnified Party is fully released from any and all damages relating to the claim in question; and (ii) the Indemnified Person will have not liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

           13.3.3 Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not unreasonably withheld).

     13.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A Claim for Indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

     13.5 ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or potential liability arising out of any condition, activity, or event existing or occurring prior to the Closing Date with respect to any property comprising part of the properties or assets of the Company for which there is any material risk of liability to any governmental entity or agency or any other person or entity for the violation of any Environmental Laws or for which there may be liability in tort, or otherwise, and which is related to or arises out of an environmental condition, the Shareholders agree to indemnity, defend, and hold harmless Lithia Indemnified Parties from and against all claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys fees and expenses of investigation, incurred by Lithia Indemnified Parties as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition. In the event that any claim relating to a violation of Environmental Laws shall arise, the Shareholders, upon notice from Lithia, shall have the first right to address and implement remediation of the environmental condition. Provided, however, nothing herein shall in any manner diminish or otherwise affect the environmental indemnity obligations of Lithia as set forth in the Lease Agreement.

     13.6 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any other indemnification provisions in this Agreement, or any contractual, statutory, equitable or common law remedy any party may have for the breach of any representation, warranty or covenant. In the event that an indemnity Claim is made by or against either party hereto, both parties agree that venue for any such Claim shall lie in King County, Washington.

14.  HART-SCOTT-RODINO NOTIFICATION

     Prior to the Closing Date, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Department of Justice under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire an soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning Lithia, the Company, and the Shareholders as the parties need to perform their obligations hereunder. Lithia and the Company agree to share the filing fees and costs due governmental agencies with regard to the HSR Act notification and compliance. The Company's share of such costs, if not otherwise paid or reserved for, shall be reflected in the Balance Sheet. Notwithstanding the foregoing, each party shall pay the attorneys fees of its counsel incurred in connection with HSR Act notification and compliance.

15.  TERMINATION.

     15.1 MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

     15.2 BY LITHIA. This Agreement may be terminated by written notice of termination given by Lithia to the Company and the Shareholders if a material default should be made by the Company or the Shareholders in the observance of or in the due and timely performance by the Shareholders or the Company of any of the agreements and covenants herein contained, or if there shall have been a material breach by the Shareholders or the Company of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Shareholders or the Company at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Lithia.

     15.3 BY THE SHAREHOLDERS OR THE COMPANY. This Agreement may be terminated by written notice of termination given by the Shareholders or the Company to Lithia if a material default should be made by Lithia in the observance of or in the due and timely performance by Lithia of any agreements and covenants of Lithia herein contained, or if there shall have been a material breach by Lithia of any of the warranties and representations of Lithia, or if the conditions of this Agreement to be complied with or performed by Lithia at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Company or the Shareholders.

     Further, Shareholders shall have the right to terminate this Agreement if the Balance Sheet should result in adjustments not otherwise anticipated by or provided for in this Agreement, in a net amount of more than $400,000, unless Lithia shall advise the Shareholders that it is prepared to proceed with Closing at a Purchase Price which limits the net adjustments to $400,000.

16.  DISPUTE RESOLUTION.

     16.1 MEDIATION. The parties hope there will be no disputes arising out of this transaction. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this Agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties agree to resolve all disputes pursuant to binding arbitration as provided herein. The parties confirm that by agreeing to binding arbitration, they intend to give up their right to have any dispute decided in court by a judge or jury.

     16.2 BINDING ARBITRATION. Any claim between the parties arising out of or relating to this Agreement shall be determined by arbitration in Seattle, Washington (or some other place as the parties may agree). If either party demands a total award greater than $250,000, including interest, attorneys' fees and costs, then either party may require that there be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office having jurisdiction over Seattle, Washington, from its Large, Complex

Case Panel (or have similar professional credentials). Whether a claim is covered by this Agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

     16.3 PROCEDURES. The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures (the
"Arbitration Rules").    To the extent permitted by the Arbitration Rules,
and as may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery, and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard.

     16.4 HEARING AND AWARD. The arbitrator(s) shall schedule any required hearing within the time frames required by the Arbitration Rules. The arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award.

     16.5 VALUATION OF USED CARS AND OTHER PURCHASE PRICE ADJUSTMENTS. If a dispute arises with respect to the value of the used vehicles set forth in
Section 3.2.2, the parties agree to sell the vehicles whose value is in dispute at wholesale auction, with the sale priced received at auction becoming the value of any such vehicle.

17.  GENERAL PROVISIONS

     17.1 ENTIRE AGREEMENT. This Agreement, together with those agreements referred to herein, contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement except for the Lease Agreement, the Employment Agreements of Tom Leyda and Phil S. Camp, and the Servicing Agreement.

     17.2 EXHIBITS. The exhibits attached are made a part of this Agreement by this reference.

     17.3 THIRD PARTY CONSENTS. The Shareholders, the Company and Lithia mutually agree to cooperate and use reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

     17.4 FURTHER ACTIONS. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     17.5 PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law.

     17.6 AMENDMENT. This Agreement may not be amended, modified, or terminated except by an instrument in writing signed by all parties to this Agreement.

     17.7 CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

     17.8 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

     17.9 PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions-contemplated hereby.

     17.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Lithia may assign its rights under this Agreement to a related entity, and Lithia and its assignee shall be fully obligated, responsible and liable for the performance of Lithia's obligations hereunder regardless of any such assignment. The Company and the Shareholders may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

     17.11 ATTORNEYS' FEES. In the event any party instigates litigation or any proceeding to enforce or protect its rights under this Agreement, the party substantially prevailing in any such litigation or proceeding shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs and disbursements relating to such litigation or proceeding.

     17.12 NOTICES.  All notices and other communications hereunder shall be
(I) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

           If to Lithia:

               Lithia Motors, Inc.360 E. JacksonMedford, Oregon  97501Attn:
               Sidney B. DeBoer

           With a copy to:

               Foster Pepper & Shefelman LLP101 SW Main Street, 15th FloorPortland, Oregon 97204Attn: Kenneth E. Roberts

           If to the Company:

               Camp Automotive, Inc.101 East MontgomerySpokane, Washington 99207Attn: Phil S. Camp

           With a copy to:

               Witherspoon, Kelley, Davenport & Toole, P.S.W. 428 Riverside Avenue, Suite 1100Spokane, WA 99201Attn: Michael D. Currin, Esq.

               If to a Shareholder, to such Shareholder at:

               Julie A. McKayBox 1701Park City, Utah  84060

               Phil S. Camp
               4123 South Regal
               Spokane, Wa 99223

               Jerry W. Camp, Jr.
               1107 E. 54th Ave.
               Spokane, WA 99223

               Chris E. Camp
               4512 South Nappa
               Spokane, WA 99223

               Travis W. Camp
               c/o Phil S. Camp
               4123 South Regal
               Spokane, WA 99223

               Carter B. Camp
               c/o Gretchen Rosoff
               5407 W. Mercer Way
               Mercer Island, WA 98040

     The parties hereto shall have the right from time to time to change their respective addresses by written notice to the other parties.

     17.13 DEFINITION OF KNOWLEDGE. As used in this Agreement, Lithia's, the Company's and the Shareholders' "knowledge" shall mean the actual knowledge of Lithia, the Shareholders, the Company, (through its Board of Directors, and Tom Leyda, only), respectively.

     17.14 TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

     17.15 REMEDIES. Except for binding arbitration, as provided in Section 16 of this Agreement, which is intended to the exclusive remedy for resolution of disputes between the parties under this Agreement, and except for the indemnity procedures set forth in Section 13, which are intended to be the exclusive method by which any party may seek indemnity for a Claim, none of the other remedies provided for in this Agreement shall be the exclusive remedy of either party for a breach of this Agreement. Except as otherwise limited herein, the parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

     17.16 SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

     17.17 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     17.18 GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Oregon.

     17.19 VENUE. The obligations of the parties to this Agreement are performable, and venue for any legal action arising out of this Agreement shall lie in Multnomah County, Oregon.

     17.20 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         LITHIA MOTORS, INC.


                         By:
                            -------------------------
                              Title:

                         CAMP AUTOMOTIVE, INC.


                         By:
                            -------------------------
                              Title:  President


                         SELLING SHAREHOLDERS:


                         -----------------------------
                         PHIL S. CAMP


                         -----------------------------
                         JERRY W. CAMP, JR.


                         -----------------------------
                         JULIE A. CAMP MCKAY


                         -----------------------------
                         CARTER B. CAMP


                         -----------------------------
                         CHRIS E. CAMP

                         -----------------------------
                         TRAVIS W. CAMP